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                                   Exhibit 99

Company Press Release

SOURCE: EMusic.com Inc.

EMusic.com to Acquire Cductive.com

Leading Retailer of Downloadable Music Strengthens its Content Offering With Premier Catalog of Over 65,000 Dance/Electronic, Indie Rock and Hip-Hop Tracks

EMusic.com Inc. (Nasdaq: EMUS - news), the Internet's leading seller of
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downloadable music, today announced it has signed a definitive agreement to acquire privately-held Cductive.com, a leading source of cutting-edge music on the Internet, representing over 350 independent labels across the dance/electronic, indie rock and hip-hop genres. The stock-for-stock transaction is valued at approximately $38 million. Completion of the acquisition, which is expected during the current quarter, is subject to customary terms and conditions. (Photo: http://www.newscom.com/cgi-bin/prnh/19990602/LAW064)
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The announcement was made this morning at Webnoize 99, a leading digital music tradeshow being held here this week.

"Emission is to be the premier source for music fans to discover, sample, and purchase downloadable music," said Gene Hoffman, EMusic.com president and CEO. "This acquisition combines the Internet's two leading aggregators of downloadable content and allows us to greatly expand our offering -- especially in some very key musical genres. We look forward to integrating Cductive's experienced and respected music teams with our own."

Cductive.com's catalog features genre-leading music from such popular artists as Black Flag, Built To Spill, Coldcut, DJ Spooky, DJ Vadim, The Donnas, Eminem, Green Day, Hole, Iggy Pop, Invisibl Skratch Piklz, Mary Lou Lord, Derrick May, Melvins, Mix Master Mike, Red Hot Chili Peppers, Roni Size, Sleater-Kinney, Elliot Smith, Jon Spencer Blues Explosion and X-ecutioners.

"Since the beginning, we have been committed to representing the most cutting-edge underground artists and labels online," said John Z. Rigos, CEO and co-founder of Cductive.com. "The combination of EMusic and Cductive creates the Web's most comprehensive downloadable music site -- providing a powerful and unparalleled music offering to today's digital music fans."

About Cductive.com

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Cductive.com (http://www.cductive.com) is a leading music aggregator,
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distributor and retail Web site on the Internet. With one of the largest digital catalogs of newly-produced music, the company leverages the Internet to create a powerful distribution channel for independent labels -- and a premier source for consumers to discover and purchase new music in a variety of youth-oriented genres, especially dance/electronic, indie rock and hip-hop/urban.

Cductive.com provides digital distribution, e-commerce and custom CD services to online music retailers, record labels, music portals, online communities and entertainment sites. Current partners include SonicNet, Tunes.com, CMJ, Pseudo Online Networks, Sixdegrees, Raveworld and others.

Cductive.com has distribution contracts with over 350 independent record labels in the U.S., Europe and Japan -- covering over 65,000 tracks, of which approximately 6,500 are currently for sale on the Cductive.com Web site. These labels include cutting-edge leaders in dance/electronic (Ninja Tune, Ultra Records, Moving Shadow), indie rock (Kill Rock Stars, Lookout!, K Records, Flydaddy) and hip-hop/urban (Asphodel, Jazz Fudge, Game Recordings).

About EMusic.com

Since it was founded in January 1998, EMusic.com has established itself as the leader in the growing market for downloadable music. www.emusic.com is a Web
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site for sampling and purchasing music in the MP3 format, which has become the standard in the digital distribution of music. Through direct relationships with leading artists and exclusive licensing agreements with over 150 independent record labels, EMusic.com offers an expanding collection of over 30,000 tracks for purchase -- entire downloadable albums for $8.99 or individual tracks for 99 cents each. EMusic.com features top artists in all musical genres, such as Alternative (Bush, They Might Be Giants, Frank Black), Punk (Blink-182, The Offspring, Pennywise), Jazz (Duke Ellington, Dizzy Gillespie, Louis Armstrong, Concord Records), Blues (John Lee Hooker, B.B. King, Buddy Guy), Hip Hop (Kool Keith, The Coup), Country (Merle Haggard, Patsy Cline), Classic Rock (George Harrison, David Crosby, Frank Zappa), World (Nusrat Fateh Ali Kahn, Lee 'Scratch' Perry) and Vintage Pop (Liza Minnelli, Eartha Kitt, Judy Garland). The company is based in Redwood City, California.

NOTE: EMUSIC is a registered trademark and EMUSIC.COM is a trademark of EMusic.com Inc.

Any forward-looking statements contained in this release involve a number of uncertainties, risks and other factors which may cause the actual results, performance or achievements expressed or implied by such forward-looking statements to materially differ. Factors that could cause actual events or results to differ materially include, among others, those set forth in the Company's S.E.C. reports.

SOURCE: EMusic.com Inc.

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